Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

Nov. 7, 2005

PINNACLE ENTERTAINMENT REPORTS RESULTS FOR THIRD QUARTER 2005

Properties Reopened in New Orleans and Lake Charles After Hurricanes Katrina and Rita

LAS VEGAS, Nov. 7, 2005 – Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the third quarter and nine months ended Sept. 30, 2005.

“This was clearly a complicated period for us, given Hurricanes Katrina and Rita,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment, Inc. “However, we are pleased to have our New Orleans and Lake Charles properties reopened and performing well. Our Biloxi property remains closed and we continue to work with our advisors and insurers to calculate our insured losses, including business interruption insurance. To date, we have received $25 million from our insurers towards resolution of our insurance claims and expect to receive substantially more in future periods.”

For the third quarter, revenues increased 29.4% to $189.5 million from $146.5 million a year earlier, due to the results of L’Auberge du Lac offset by the property closures caused by the Gulf Coast storms. Adjusted EBITDA(1) decreased 21.9% to $24.9 million from $31.9 million for the prior-year period, primarily due to the effects of the two hurricanes. Such results do not include business interruption insurance that the Company expects to receive relative to its lost profits.

Adjusted net loss(1) for the quarter was $3.6 million, or $0.09 per share, compared to adjusted net income of $2.5 million, or $0.07 per share, for the third quarter of 2004. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $5.0 million, or $0.12 per share, versus the 2004 quarterly net loss of $3.2 million, or $0.09 per share. The GAAP net income in the 2005 quarter was boosted by an adjustment in the net provision for income taxes.

Nine-Month Results

Revenues for the nine months ended Sept. 30, 2005 increased 19.9% to $504.3 million from $420.7 million. The increase was primarily attributable to the opening of L’Auberge du Lac in May, offset by the closures of Boomtown New Orleans, L’Auberge du Lac and Casino Magic Biloxi for 34 days, nine days, and 35 days, respectively, in the period. The Company’s Biloxi casino remains closed. Adjusted EBITDA increased 6.2% to $88.0 million from $82.9 million in the prior-year nine-month period. Such amount does not include hurricane-related lost profits expected to be covered by insurance.

Adjusted net income for the first nine months of 2005 was $6.6 million, or $0.16 per diluted share, compared to adjusted net income of $3.8 million, or $0.11 per diluted share, for the nine months ended Sept. 30, 2004. On a GAAP basis, the Company reported a net loss of $1.4 million, or $0.03 per share, compared with net income of $13.9 million, or $0.39 per share, for the 2004 nine-month period. The prior year period included a large gain on sale of real estate.

Hurricane Insurance and Related Accounting Matters

The Company maintains an aggregate of $400 million of property insurance, including business interruption coverage. This insurance is comprised of multiple layers of coverage underwritten by 11 separate carriers or syndicates, all of which are currently rated A- or better by a major rating agency. The insurance provides $400 million of coverage per occurrence for a “Weather Catastrophe Occurrence” and at least $100 million on an annual basis for flood coverage. As previously disclosed, the Company was preliminarily advised by one of its carriers (Westport Insurance Corporation) that it believes that Hurricane Katrina was a flood occurrence. The Company intends to vigorously oppose any effort by any of its insurance carriers to limit their obligations under the policies by improperly characterizing the losses sustained by the Company. Westport has since paid the Company the entire $25 million of coverage under the policy underwritten by that carrier and agreed that such payment does not diminish the Company’s flood coverage under that carrier’s policy. The Company has reserved all rights to sue that or any other carrier for “bad faith” or any other reason in asserting its full rights under law and under its insurance policies.

At this time, the Company intends to file both a property damage and business interruption insurance claim related to its Casino Magic Biloxi property. In accordance with GAAP, the Company wrote down by $57.6 million the book value of assets that were impaired by the storm, and recorded a corresponding insurance receivable. Such amount is based on the book value of property as built or acquired many years ago and depreciated since its construction or acquisition. This has no relevance to the actual insurance claims, which are based on the cost in future periods of building a new property of like kind and quality to the property that was destroyed. Management expects its ultimate insurance claim and recovery will be significantly larger than the insurance receivable shown on the Company’s balance sheet. The book receivable also includes an expected claim for expenses incurred in Biloxi during the storm-affected period, but not for the anticipated lost profits at that property. The Company has business interruption insurance, but accounting principles do not permit recognition of the lost profits until the ultimate resolution of such claims with the insurance carriers.

The Company is continuing to evaluate the full effects of both hurricanes and the financial impact on its Boomtown New Orleans and L’Auberge du Lac properties in relation to the relevant insurance deductibles. It is not yet clear whether the Company’s losses in each case exceed the insurance deductibles. Consequently, the financial results for each location do not reflect any anticipated insurance recovery of any type for the three and nine months ended Sept. 30, 2005. The results at each of these properties were, however, depressed by the repair and maintenance costs related to the storms, payroll costs during their closure periods, and other related costs, totaling approximately $2.2 million in the quarter, exclusive of lost profits. To the extent such losses exceed the insurance deductible, the Company intends to pursue such losses, as well as claims for lost profits and property damage, from its carriers.

Other recent developments include:

•	On Jul. 27, the Company opened its replacement casino in Neuquen, Argentina. The new facility includes a larger casino, restaurant, and an entertainment venue on land owned by the Company approximately one mile from the former leased facility. The facility was completed approximately on budget at about US$15 million. As a result of the opening of the facility, the Company’s exclusive license to operate in the major cities of the Province of Neuquen has been extended from expiring in December 2006 to an expiration date in December 2016.

•	On Aug. 29, the Company’s board of directors approved an increased level of investment in the two casino projects currently under development in the St. Louis, Missouri area. The downtown St. Louis hotel, casino and spa project was increased to approximately $400 million from the minimum commitment of $208 million. This includes the purchases of an adjoining Embassy Suites Hotel and other adjoining land. The St. Louis County project budget was established at $375 million from the minimum investment of $300 million.

•	As noted, on Sept. 1, the Company completed the purchase of the 297-suite Embassy Suites Hotel and approximately three acres of additional land in the area. When combined with land the Company already owns, the Company now owns approximately 16 acres of contiguous land for development of the St. Louis City project and has an option to purchase approximately two more acres.

•	On Sept. 7, the Company announced the selection of McCarthy Building Company for the St. Louis City project and broke ground on the casino, luxury hotel and spa project in downtown St. Louis. This project is scheduled to open in 2007 adjacent to the St. Louis convention district just north of the famed Gateway Arch and is planned to include a casino with approximately 2,000 slot machines, a 200-guestroom luxury hotel, spa, several restaurants and 12,000 square feet of meeting and convention space.

•	In late September, the Company began preliminary activities at the site of its $375 million St. Louis County project scheduled to open in 2008. Located in the community of Lemay in St. Louis County, the project is planned to include a casino with approximately 3,000 slot machines, a 100-guestroom hotel and retail and entertainment space on 80 acres of land, 24 of which will become a public park. A groundbreaking ceremony is scheduled for Nov. 8.

•	In October 2005, the Company amended its Credit Agreement to deal with hurricane-related issues, including clarification in calculating financial covenants due to the impact of Hurricanes Katrina and Rita, waivers of compliance with certain financial covenants for the remainder of the year, and establishment of procedures for potentially rebuilding the Casino Magic Biloxi facility.

•	On Sept. 30, the Company reopened its New Orleans facility after being closed for 34 days due to Hurricanes Katrina and Rita. It was the first casino to reopen in the New Orleans/Gulf Coast region.

•	On Oct. 8, the Company reopened its Lake Charles casino, L’Auberge du Lac, after being closed for 16 days due to Hurricane Rita. Such opening was simultaneous with the opening of one competitor and ahead of all other casinos in the area. L’Auberge du Lac is currently believed to be the largest hotel operating in the Louisiana and Mississippi region.

•	On Sept. 23, the Company determined that its Biloxi facility was extensively damaged by Hurricane Katrina and could not reopen in the near term. The Company provided severance pay, employment counseling and retraining, and placement assistance to its employees and is working with its insurers to evaluate the insured economic damage.

Property Highlights

Belterra Casino Resort

Belterra Casino Resort achieved adjusted EBITDA of $11.3 million for the quarter, a 4.4% increase from the $10.9 million reported in the 2004 third quarter. Revenues in the 2005 period rose to $45.1 million from $42.6 million in the 2004 period.

Boomtown New Orleans

Boomtown New Orleans reopened on Sept. 30 after being closed for approximately five weeks due to Hurricanes Katrina and Rita. Boomtown is located, and most of its customers reside, on the “West Bank” of the Mississippi River, across the river from downtown New Orleans. This area generally did not suffer substantial damage. Much of the recovery effort of New Orleans is being staged from the West Bank. Additionally, much of the competing casino capacity in New Orleans and along the Mississippi Gulf Coast has not reopened. The facility’s revenues since reopening have been above those experienced prior to the two hurricanes.

In the 2005 third quarter, the property continued to pay its employees while the property was closed. It also incurred significant costs to clean up and make repairs from the storms, none of which were offset in the quarter by operating revenue or insurance. The Company also allowed temporary housing at the facility for reconstruction and security personnel and served more than 14,000 meals. Consequently, Boomtown New Orleans reported adjusted EBITDA of $3.0 million for the 2005 third quarter compared to $8.0 million in the prior-year quarter. Revenues for the period were $19.5 million versus $27.8 million for the same period in 2004.

L’Auberge du Lac

Hurricane Rita passed almost directly over Lake Charles on Sept. 23 and caused some damage to the Company’s L’Auberge du Lac facility. The exact size of the physical loss and business interruption loss is still being calculated. Nevertheless, on Oct. 8, L’Auberge du Lac reopened its casino facility following the reopening of certain food outlets on Oct. 7. The remaining food, beverage and retail outlets were reopened by Oct. 14, and by the end of October, all remaining amenities had been reopened, including the golf course. During the period the facility was closed to the public, L’Auberge du Lac housed hundreds of reconstruction and security personnel and served more than 20,000 meals under the difficult post-hurricane conditions.

Operating results for L’Auberge du Lac for the 2005 third quarter were affected by the nine days of closure in the quarter from Hurricane Rita, as well as from the earlier influx of individuals displaced by Hurricane Katrina, many of whom were housed at L’Auberge du Lac but understandably gambled less than the facility’s usual clientele. In addition, the property incurred various costs to repair and maintain the facility. The Company is still evaluating whether the cost of such repairs and other items exceeds its insurance deductibles and therefore recorded no offset for repair and other costs. As such, revenue in the quarter was $51.5 million and adjusted EBITDA was approximately breakeven for the quarter. Daily revenues since reopening have generally been at or above levels achieved prior to the hurricanes.

Boomtown Bossier City

Results for Boomtown Bossier City reflect the impact of Hurricanes Katrina and Rita, including the sizeable customer distraction and community support provided by the property to those displaced by Katrina. The market also continues to be affected by the increase in Native American gaming in Oklahoma. Adjusted EBITDA of $4.8 million compares to the prior-year period of $5.2 million. Revenues for the quarter were $23.7 million, compared to $25.2 million in the prior-year period.

Casino Magic Biloxi

As a result of Hurricane Katrina, the casino barge at Casino Magic Biloxi in Mississippi was declared a total loss. The Company is still in the process of assessing the substantial damage to the hotel structure and its contents. During the quarter ended Sept. 30, 2005, the Company recorded insurance receivables of $66.1 million ($5 million of which was received in the quarter), including $56.5 million for the initial impairment charge for various assets at the facility, $3.8 million for severance and related costs associated with the Biloxi employees and $5.8 million of other costs covered by insurance. The Company anticipates recording additional insurance receivables for impairment charges and other expenses as it continues to assess the physical damage to the Biloxi facility and it evaluates its business interruption claim. The Company’s ultimate claim and likely recovery are unrelated and computed differently from the impairment charges.

The Company believes it has insurance sufficient to cover the reconstruction or replacement of the Biloxi facility, subject to any applicable deductible or other policy limitations. However, the Company’s insurance policies permit the “replacement facility” to be built anywhere in the U.S. If the replacement facility is not in Biloxi, the Company’s insurance policies call for payment of the lesser of the cost to build such replacement facility or the then-theoretical cost to rebuild the Biloxi facility. The Company believes that each of the Company’s facilities in St. Louis, where in each case the Company has just begun construction, would qualify as a replacement facility. The Company has not yet had discussions with its insurers on this topic. Each facility in St. Louis is significantly larger than the Biloxi facility that was damaged. Hence, the Company believes that it could designate either of the St. Louis facilities as the replacement facility and receive approximately the same insurance proceeds as if it actually rebuilds the Biloxi facility. Therefore, management expects to determine whether or not to rebuild the Biloxi facility independent of insurance issues and based on management’s forecasted profitability of a new facility, taking into consideration the competitive and regulatory market, among other factors. Among such other factors will be the Company’s availability of capital and management resources and the expected returns of other investment opportunities. Many of these factors are still highly uncertain in Biloxi, where the Company is still removing hurricane-damaged material from its property. Management estimates that it will be six months, and perhaps much longer, before it makes the final decision to build or not build a new Biloxi facility. In the meantime, the Company has begun damage assessment and undertaken necessary repairs, as well as the design work for reconstruction of a replacement facility, so that if conditions are deemed favorable at some future date, reconstruction can begin without delay.

Revenues and adjusted EBITDA for the 2005 quarter were $13.3 million and $2.6 million (inclusive of certain uninsured costs), respectively, compared to $19.7 million and $4.1 million, respectively, in the prior-year quarter.

Boomtown Reno

Casino revenues increased slightly in the third quarter. Fuel sales at the Company’s truck stop and gas station also rose, reflecting oil price increases. Revenues and adjusted EBITDA for the 2005 third quarter were $27.6 million and $5.3 million, respectively, compared to the prior-year results of $25.5 million and $5.2 million, respectively. The decrease in margin reflects principally the low margin nature of the fuel sales. The Company continues to make progress with Cabela’s Retail, Inc. for the development of approximately 39 acres of land adjacent to the hotel and casino facility.

Casino Magic Argentina

Casino Magic Argentina had revenues of $5.5 million versus the prior-year period of $4.2 million. This reflected the opening of its new replacement casino in late July 2005. Adjusted EBITDA declined slightly to $1.8 million from $2.0 million in the 2005 third quarter, due to higher payroll and marketing costs initially associated with the new facility.

Other Items

Corporate costs for the third quarter ended Sept. 30, 2005 were $5.7 million and compared to $5.0 million in the prior-year period. The increase is primarily attributable to increased corporate staffing, travel-related costs and donations to hurricane relief efforts.

Pre-opening and Development Costs. During the quarter, the Company incurred $2.3 million of pre-opening and development costs, primarily for the St. Louis development opportunities, as compared to $5.7 million, primarily for L’Auberge du Lac and the St. Louis projects in the prior-year period.

Interest Expense, Net. Interest expense for the third quarter before capitalized interest was consistent with prior year at approximately $14.3 million. Capitalized interest for the three months ended Sept. 30, 2005 and 2004 was $0.1 million and $1.4 million, respectively, reflecting the Company’s investment to date in St. Louis during the 2005 period and in L’Auberge du Lac in the 2004 period.

Income Tax Expense/ Benefit. The Company recorded a tax benefit of $14.1 million for the quarter. The Company had recorded a valuation allowance against its Net Operating Loss (‘NOL’) carryforwards for Indiana state income tax purposes, as the ultimate utilization of the losses was deemed uncertain. In the quarter, it was determined that it is more likely than not that Belterra, between its improved operating results and Indiana tax court decisions, will eventually utilize all of its state income tax NOLs. Accordingly, GAAP required that the Company reverse the valuation allowance of $9.8 million related to the utilization of the NOL. Such benefit is reflected in the income tax provision for the 2005 third quarter. Such benefit has no cash impact on the Company’s results or financial condition. In the 2004 period, the Company incurred certain non-deductible lobbying costs resulting in a tax expense of $2.1 million for the 2004 quarter.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. In the first nine months, Pinnacle paid or accrued $109.9 million in gaming taxes, $10.9 million in payroll taxes, $5.5 million in property taxes, and $2.4 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $128.7 million for taxes to state and local authorities in the first nine months of 2005 as compared to $105.6 million in 2004.

Investor Conference Call

Pinnacle will hold a conference call for investors today, Nov. 7, 2005, at noon EST (9:00 am PST) to discuss its 2005 third quarter and year-to-date financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through Nov. 21, 2005 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 2198326.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, pre-opening and development costs and gain on asset sales; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, gain on asset sales and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP. All of such measures only partially reflect the anticipated insurance claims and proceeds resulting from Hurricanes Katrina and Rita.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana and Argentina, owns a hotel in Missouri, receives lease income from two card club casinos in the Los Angeles metropolitan area and owns a casino site and has significant insurance claims related to a casino previously operated in Biloxi, Mississippi, which was largely damaged by Hurricane Katrina. The Company opened a major casino resort in Lake Charles, Louisiana in May 2005 and a new casino in Neuquen, Argentina in July 2005. Pinnacle has also been selected for two casino development projects in the St. Louis, Missouri area. The casino operations in St. Louis are dependent upon final approval by the Missouri Gaming Commission.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the expected receipt of insurance proceeds including the amount of any such recovery and sufficiency of such insurance coverage, the time periods for deciding whether to rebuild the Biloxi facility, expected future results at Belterra, future prospects of the Company’s recently opened properties in Lake Charles and Argentina, the Company’s new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Bossier City and Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that the proposed St. Louis projects and other capital intensive projects could strain the Company’s financial resources, and the risk that such projects and new developments such as L’Auberge du Lac might not provide for a sufficient return, if any; (e) the results of the damage from Hurricane Katrina and Rita, and insurance proceeds available to the Company, including the impact to communities surrounding the Company’s affected properties and issues that could arise with respect to our insurance policies that could reduce or significantly delay the receipt of insurance proceeds; and (f) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(---Financial tables follow---)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Gaming	$153,200	$120,485	$419,553	$351,926
Food and beverage	11,903	8,442	29,020	23,657
Truck stop and service station	9,354	7,397	21,212	18,348
Hotel and recreational vehicle park	8,227	5,280	17,399	13,469
Other operating income	6,850	4,904	17,161	13,323

	189,534	146,508	504,345	420,723

Expenses and Other Costs (Benefits):
Gaming	98,921	68,313	254,486	201,615
Food and beverage	12,568	7,726	28,845	22,092
Truck stop and service station	8,885	6,980	20,009	17,269
Hotel and recreational vehicle park	4,257	2,358	8,543	6,678
General and administrative	36,763	26,867	96,704	84,232
Depreciation and amortization	18,179	12,085	45,189	35,712
Other operating expenses	3,208	2,361	7,718	5,952
Pre-opening and development costs	2,322	5,702	26,289	10,369
Gain on asset sales, net of other items	0	0	0	(42,344)

	185,103	132,392	487,783	341,575

Operating income	4,431	14,116	16,562	79,148
Interest income	725	879	2,663	2,408
Interest expense, net of capitalized interest	(14,250)	(12,957)	(35,206)	(39,858)
Loss on early extinguishment of debt	67	(3,164)	(1,352)	(11,418)

Income (loss) before income tax (expense) benefit	(9,027)	(1,126)	(17,333)	30,280
Income tax (expense) benefit	14,069	(2,115)	15,966	(16,345)

Net income (loss)	$5,042	$(3,241)	$(1,367)	$13,935

Net income (loss) per common share—basic	$0.12	$(0.09)	$(0.03)	$0.41

Net income (loss) per common share—diluted	$0.12	$(0.09)	$(0.03)	$0.39

Number of shares—basic	40,812	35,623	40,617	34,195
Number of shares—diluted	43,440	35,623	40,617	35,582

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2005	December 31, 2004
Assets
Cash, cash equivalents and restricted cash	$161,608	$287,788
Other assets	180,937	106,993
Property and equipment, net	910,287	813,987

Total assets	$1,252,832	$1,208,768

Liabilities and Stockholders’ Equity
Liabilities	$128,711	$153,090
Notes payable	703,517	640,488

Total liabilities	832,228	793,578
Stockholders’ equity	420,604	415,190

Total liabilities and stockholders’ equity	$1,252,832	$1,208,768

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues
Belterra Casino Resort	$45,102	$42,594	$127,348	$117,225
Boomtown New Orleans	19,532	27,812	78,140	83,349
L’Auberge du Lac	51,492	0	80,940	0
Boomtown Bossier City	23,736	25,164	71,969	77,193
Casino Magic Biloxi	13,314	19,697	57,469	61,404
Boomtown Reno	27,564	25,523	67,073	65,326
Casino Magic Argentina	5,541	4,158	14,533	11,546
Card Clubs and Other	3,253	1,560	6,873	4,680

Total Revenues	$189,534	$146,508	$504,345	$420,723

Adjusted EBITDA (a)
Belterra Casino Resort	$11,329	$10,852	$30,720	$25,034
Boomtown New Orleans	2,957	7,972	20,405	24,339
L’Auberge du Lac	(210)	0	7,651	0
Boomtown Bossier City	4,848	5,218	15,111	16,355
Casino Magic Biloxi	2,589	4,128	11,457	12,805
Boomtown Reno	5,295	5,224	8,506	9,420
Casino Magic Argentina	1,777	2,011	5,748	5,338
Card Clubs and Other	2,034	1,488	5,510	4,620
Corporate	(5,687)	(4,990)	(17,068)	(15,026)

Adjusted EBITDA	$24,932	$31,903	$88,040	$82,885

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$24,932	$31,903	$88,040	$82,885
Pre-opening and development costs	(2,322)	(5,702)	(26,289)	(10,369)
Gain on asset sales, net of other items	0	0	0	42,344
Depreciation and amortization	(18,179)	(12,085)	(45,189)	(35,712)
Interest expense, net	(13,525)	(12,078)	(32,543)	(37,450)
Loss on early extinguishment of debt	67	(3,164)	(1,352)	(11,418)
Income tax (expense) benefit	14,069	(2,115)	15,966	(16,345)

Net Income (Loss)	$5,042	$(3,241)	$(1,367)	$13,935

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation and Amortization	Non-Routine Items	Adjusted EBITDA(b)
Three months ended September 30, 2005
Belterra Casino Resort	$6,600	$4,729	$0	$11,329
Boomtown New Orleans	1,282	1,675	0	2,957
L’Auberge du Lac	(6,132)	5,922	0	(210)
Boomtown Bossier City	3,057	1,791	0	4,848
Casino Magic Biloxi	1,222	1,367	0	2,589
Boomtown Reno	3,720	1,575	0	5,295
Casino Magic Argentina	1,491	286	0	1,777
Card Clubs and other	1,400	634	0	2,034
Corporate	(5,887)	200	0	(5,687)
Non-routine items (c)	(2,322)	0	2,322	0

	$4,431	$18,179	$2,322	$24,932

Three months ended September 30, 2004
Belterra Casino Resort	$6,662	$4,190	$0	$10,852
Boomtown New Orleans	6,252	1,720	0	7,972
Boomtown Bossier City	3,540	1,678	0	5,218
Casino Magic Biloxi	2,175	1,953	0	4,128
Boomtown Reno	3,505	1,719	0	5,224
Casino Magic Argentina	1,828	183	0	2,011
Card Clubs and other	1,034	454	0	1,488
Corporate	(5,178)	188	0	(4,990)
Non-routine items (c)	(5,702)	0	5,702	0

	$14,116	$12,085	$5,702	$31,903

Nine months ended September 30, 2005
Belterra Casino Resort	$16,680	$14,040	$0	$30,720
Boomtown New Orleans	15,288	5,117	0	20,405
L’Auberge du Lac	(79)	7,730	0	7,651
Boomtown Bossier City	9,812	5,299	0	15,111
Casino Magic Biloxi	5,984	5,473	0	11,457
Boomtown Reno	3,735	4,771	0	8,506
Casino Magic Argentina	5,105	643	0	5,748
Card Clubs and other	3,982	1,528	0	5,510
Corporate	(17,656)	588	0	(17,068)
Non-routine items (c)	(26,289)	0	26,289	0

	$16,562	$45,189	$26,289	$88,040

Nine months ended September 30, 2004
Belterra Casino Resort	$13,275	$11,759	$0	$25,034
Boomtown New Orleans	19,291	5,048	0	24,339
Boomtown Bossier City	11,275	5,080	0	16,355
Casino Magic Biloxi	6,912	5,893	0	12,805
Boomtown Reno	4,100	5,320	0	9,420
Casino Magic Argentina	4,696	642	0	5,338
Card Clubs and other	2,990	1,630	0	4,620
Corporate	(15,366)	340	0	(15,026)
Non-routine items (c)	31,975	0	(31,975)	0

	$79,148	$35,712	$(31,975)	$82,885

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (c) below).

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.

(c)	Includes pre-opening and development costs in the 2005 and 2004 periods and gain on asset sales in the 2004 period. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Adjusted net income (loss) (a)
Net income (loss)	$5,042	$(3,241)	$(1,367)	$13,935
Pre-opening and development costs	1,226	4,032	16,948	7,345
Gain on asset sales, net of other items	0	0	0	(23,933)
Loss on early extinguishment of debt	(36)	1,720	871	6,453
Tax matters	(9,807)	0	(9,807)	0

Adjusted net income (loss)	$(3,575)	$2,511	$6,645	$3,800

Adjusted per common share – diluted
Net income (loss)	$0.12	$(0.09)	$(0.03)	$0.39
Pre-opening and development costs	0.03	0.11	0.40	0.21
Gain on asset sales, net of other items	0.00	0.00	0.00	(0.67)
Loss on early extinguishment of debt	0.00	0.05	0.02	0.18
Tax matters	(0.24)	0.00	(0.23)	0.00

Adjusted net income (loss) per common share – diluted	$(0.09)	$0.07	$0.16	$0.11

Number of shares – diluted (b)	40,812	36,909	42,777	35,582

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

(b)	For the nine months ended September 30, 2005 and the three and nine months ended September 30, 2004, the diluted effect of in-the-money stock options has been included as the Company had adjusted net income.

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